Exhibit 10.19
AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
An executive employment agreement was made and entered into effective as of June 7, 2007, between PetroQuest Energy, Inc., a Delaware corporation having its principal executive office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (hereinafter referred to as the “Company”), PetroQuest Energy, L.L.C., a Louisiana limited liability company and wholly owned subsidiary of the Company (“PELLC”), and Mark K. Stover (hereinafter referred to as the “Employee”) (the “Agreement”). The Agreement is hereby amended effective December 31, 2008 (hereinafter the “Amended Agreement”) as follows:
W I T N E S S E T H:
WHEREAS, PELLC and the Employee terminated that certain certain Employment Agreement effective as of November 26, 2002, as amended by the Employment Agreement Amendment and Extention effective November 30, 2004, and the Second Amendment to Employment Agreement dated April 12, 2005 (collectively, the “Prior Agreement”) and the Company, PELLC and the Employee entered into the Agreement on the Original Effective Date; and
WHEREAS, PELLC, the Company and the Employee desire to amend the Agreement to comply with Code Section 409A.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, PELLC and the Employee hereby agree as follows:
1. Certain Definitions. As used in this Amended Agreement, the following terms have the meanings prescribed below:
Affiliate is used in this Amended Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.
Annual Bonus shall have the meaning assigned thereto in Section 4.2 hereof.
Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.
Beneficial Owner shall have the meaning assigned thereto in Rule 13(d)-3 under the Exchange Act; provided, however, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (a) contingent or absolute or (b) exercisable presently or at any time in the future, pursuant to any agreement or understanding or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.
Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Code shall mean the Internal Revenue Code of 1986, as amended, and the applicable rules, notices and regulations thereunder, as amended from time to time.
Common Stock means the Company’s common stock, par value $.001 per share.
Company means PetroQuest Energy, Inc., a Delaware corporation, the principal executive office of which is located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.
Confidential Information shall have the meaning assigned thereto in Section 8.2 hereof.
Date of Termination means the earliest to occur of (i) the date of the Employee’s death, (ii) the date on which the Employee terminates this Amended Agreement and his employment for any reason or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.5 hereof; provided, however, notwithstanding anything herein to the contrary, for the purposes of Code Section 409A, with respect to any amounts payable hereunder that are deferred compensation subject to Code Section 409A or that are intended to be exempt from Code Section 409A that require Employee’s termination, the Employee’s termination shall mean a “Separation from Service” within the meaning of Code Section 409A.
Disability means an illness or other disability which prevents the Employee from discharging his responsibilities under this Amended Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).
Employee means Mark K. Stover, whose business address is 450 Gears Road, Suite 330, Houston, Texas 77067.
Employment Period shall have the meaning assigned thereto in Section 3 hereof.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.
Initial Term shall have the meaning assigned thereto in Section 3 hereof.
Notice of Termination shall have the meaning assigned thereto in Section 5.5 hereof.
Original Effective Date means June 7, 2007.
Termination Agreement means the Termination Agreement dated the Original Effective Date between the Company and the Employee, as amended effective December 31, 2008 by the Amended Termination Agreement and as amended from time to time.
Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.
Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2. General Duties of Company and Employee.
2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company and to serve the Company as Executive Vice President — Corporate Development. The authority, duties and responsibilities of the Employee shall be consistent with those of executive officers in a public company with a similar title, and such other or additional duties as may from time to time be assigned to the Employee by the Board of Directors (or a committee thereof) and agreed to by the Employee. While employed hereunder, the Employee shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s duties and responsibilities.
2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure Company’s business, its interests or its reputation.
2.3 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s code of ethics and the Company’s policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.
3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Amended Agreement shall be a period of three years beginning on the Original Effective Date (the “Initial Term”). After the expiration of the Initial Term, the Employee’s period of employment under this Amended Agreement shall be automatically renewed for successive one-year terms on each anniversary of the Original Effective Date (the Initial Term and any and all renewals thereof are referred to herein collectively as the “Employment Period”).
4. Compensation and Benefits.
4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $320,000, including any increases thereon from time to time (the “Base Salary”). The Board of Directors (or a committee thereof), in its discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

4.2 Bonus. In addition to the Base Salary, the Employee may be awarded, for each fiscal year until the Date of Termination, an annual bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof), in its sole discretion (the “Annual Bonus”). Each such Annual Bonus shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion.
4.3 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans (including 401(k) plans) and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees.
4.4 Welfare Benefit Plan. Until the Date of Termination, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.
4.5 Reimbursement of Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses by providing reasonable written documentation thereof to the Company and all such expenses shall be paid promptly, but in no event, later than 2 1/2 months after the end of Employee’s tax year in which such expenses were incurred.
4.6 Life Insurance. The Company shall provide to the Employee life insurance on terms that are mutually agreeable to the Company and the Employee.
5. Termination.
5.1 Death. This Amended Agreement shall terminate automatically upon the death of the Employee.
5.2 Disability. The Company may terminate this Amended Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, upon the Disability of the Employee.

5.3 Cause. The Company may terminate this Amended Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, for Cause. For purposes of this Amended Agreement, “Cause” means (i) the conviction of the Employee of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) the Employee’s willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Amended Agreement or (iii) the Employee’s willful engaging in activities which would (A) constitute a breach of any term of this Amended Agreement, the Company’s code of ethics, the Company’s policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof).
5.4 Without Cause. The Company may terminate this Amended Agreement Without Cause and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof. For purposes of this Amended Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason other than Cause, Disability or death.
5.5 Notice of Termination. Any termination of this Amended Agreement and Employee’s employment by the Company for Cause, Without Cause or as a result of the Employee’s Disability shall be communicated by Notice of Termination to the Employee given in accordance with this Amended Agreement. For purposes of this Amended Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Amended Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 days after the giving of such notice).
6. Obligations of Company upon Termination.
6.1 Cause or by Employee. If this Amended Agreement shall be terminated either by the Company for Cause or by the Employee for any reason, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferrals. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

6.2 Death or Disability.
(a) Subject to the provisions of this Section 6.2, if this Amended Agreement is terminated as a result of the Employee’s death or Employee’s termination in connection with a Disability, the Company shall pay to the Employee or his estate, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of Termination) for 12 months after such Date of Termination. The Company may purchase insurance (which shall be owned by the Company) to cover all or any part of the obligation contemplated in the foregoing sentence, and the Employee agrees to submit to a physical examination to facilitate the procurement of such insurance.
(b) Whenever compensation is payable to the Employee hereunder during a period in which he is partially or totally disabled, and such Disability would (except for the provisions hereof) entitle the Employee to Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company but prior to Employee’s Disability that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the Disability income or salary continuation paid to the Employee pursuant to any such plan or program shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto. If Disability income is payable directly to the Employee by an insurance company under the terms of an insurance policy paid for by the Company that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the amounts paid to the Employee by such insurance company shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto.
6.3 Without Cause. If this Amended Agreement shall be terminated by the Company Without Cause:
(a) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:
(1) if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination; and
(2) in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company shall be paid in accordance with the plan documents governing such deferrals;
(b) the Company shall, promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses (including moving and relocation expenses) paid or incurred by the Employee which would have been payable under Section 4.5 of this Amended Agreement if the Employee’s employment had not terminated, to be paid no later than 2 1/2 months after the end of the calendar year in which such expenses were incurred; and

(c) for the 12-month period commencing on the Date of Termination, the Company shall pay the Company portion of any premiums and shall otherwise continue benefits to the Employee and/or the Employee’s family in accordance with the Company’s normal payroll practices at least equal to those which would have been provided to them under Section 4.4 if the Employee’s employment had not been terminated. With respect to benefits set forth in this subsection (c), to the extent possible, all insurance premium and/or benefit payments by the Company shall be made so as to be exempt from Code Section 409A, and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Notwithstanding the foregoing, with respect to any benefits that are for medical, dental or vision expenses under a self-insured plan, the Employee shall pay the premiums for such coverage and the Company shall reimburse the Employee for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Employee. After the group health benefits hereunder have expired, the Employee and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any other premiums or amounts payable under this Section 6.3(c), to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Employee shall pay the premiums for such coverage and the Company shall promptly reimburse the Employee upon Employee’s submission of reasonable documentation of such premiums, and the Company’s payment of such reimbursements or any other benefits under this Section 6.3(c) shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Employee’s income shall only be paid if such expenses are incurred during the 2 year period after the Termination Date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Employee is reimbursed for any expenses hereunder, he must provide the Company with reasonable documentation of such expenses; (iv) payments for such expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Employee’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.
(d) the Company shall pay to the Employee, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of Termination) for 12 months after the Date of Termination.
6.4 Termination of Employment Following a Change in Control. Notwithstanding the provisions of Section 6.3 hereof to the contrary, if the Employee’s employment by the Company is terminated by the Company in accordance with the terms of Section 4 of the Termination Agreement and the Employee is entitled to benefits provided in Section 5 of the Termination Agreement, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferral. Except with respect to the obligations set for forth in the Termination Agreement, notwithstanding any provisions herein to the contrary, all other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

6.5 Specified Employee Status. In the event that, as of the date of Employee’s Separation from Service, as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Amended Agreement payable on account of a Separation from Service, including without limitation, Sections 6.2, 6.3 or 6.4 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Employee Separation from Service, or (2) the date of Employee’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s Separation from Service and payments thereafter shall be otherwise paid as provided herein.
7. Employee’s Obligation to Avoid Conflicts of Interest.
7.1 In keeping with the Employee’s fiduciary duties to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.
7.2 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a “conflict of interest.” Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company’s interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company’s determination as to whether or not a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict of interest.
7.3 In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:
(a) Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.
(b) Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.
(c) Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

(d) Use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company’s interests, such as use for the Employee’s own benefit of know-how or information developed through the Company’s business activities.
(e) Disclosure or other misuse of information of any kind obtained through the Employee’s connection with the Company.
(f) Acquiring or trading in, directly or indirectly, oil and gas properties or interests for his own account or the account of his Affiliates without the prior written consent of the Board of Directors.
8. Employee’s Confidentiality Obligation.
8.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 8. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.
8.2 For purposes of this Amended Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):
(a) Internal personnel and financial information of the Company or its Affiliates, information regarding oil and gas properties including reserve information, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;
(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and
(d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).
8.3 As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:
(a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).
(b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent.
(c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.
9. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.
As part of the Employee’s fiduciary duties to the Company, the Employee agrees that during his employment by the Company and for a period of three years following the Date of Termination, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s business activities, and the like.

10. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.
10.1 All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee’s employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.
10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.
10.3 In the event the Employee creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

11. Employee’s Non-Competition Obligation.
11.1 (a) Until the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.1(a).
(b) In addition to the other obligations agreed to by the Employee in this Amended Agreement, the Employee agrees that until the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.
11.2 (a) If this Amended Agreement is terminated either by the Company for Cause or by the Employee for any reason, then for a period of one year following the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or at the Date of Termination conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company as of the Date of Termination or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.2(a).

(b) In addition to the other obligations agreed to by the Employee in this Amended Agreement, the Employee agrees that if this Amended Agreement is terminated either by the Company for Cause or by the Employee for any reason, then for a period of one year following the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.
11.3 If this Amended Agreement is terminated by the Company Without Cause, then the Employee shall not be subject to any non-competition obligation.
12. Miscellaneous.
12.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company or PELLC to:
400 E. Kaliste Saloom Road
Suite 6000
Lafayette, Louisiana 70508
If to the Employee to:
450 Gears Road
Suite 330
Houston, Texas 77067
or to such other names or addresses as the Company, PELLC or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 12.1.
12.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Amended Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.
12.3 Assignment. This Amended Agreement shall be binding upon and inure to the benefit of the Company and PELLC, and each of their respective successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

12.4 Entire Agreement; No Oral Amendments. This Amended Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and each of the Company and PELLC and constitutes the entire agreement among the Employee, the Company and PELLC with respect to the subject matter of this Amended Agreement, including the Prior Agreement, and the Prior Agreement and the Prior Agreement was terminated by mutual consent of the Employee and PELLC effective as of the Original Effective Date, except for Sections 3.3, 3.9 and 3.10 thereof, which shall survive the execution and delivery of this Amended Agreement and the termination of the Prior Agreement; provided; however, that the right of the Employee to (i) receive overriding royalty assignments pursuant to Section 3.3, (ii) participate as a working interest owner pursuant to Section 3.9 and (iii) negotiate a trade or transaction with third parties with respect to certain prospects and to receive a percentage of the interest or other consideration retained in such trade or transaction pursuant to Section 3.10, shall, in each case, be limited the projects set forth on Exhibit A attached hereto and as further depicted on Exhbits B-1 through B-12 attached hereto; provided, further, that the defined term the defined term “Term of Employment” shall be amended to have the same meaning as the meaning assigned to “Employment Period” in Section 3 hereof and the defined term “PELLC Prospect Generation Team” shall be amended to mean the Employee, Mark K. Castell, Mark H. Parrot and other employees of the Company as designated from time to time by the Company. This Amended Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or PELLC or by any written agreement unless signed by an officer of the Company and of PELLC who is expressly authorized by the Company and PELLC to execute such document.
12.5 Enforceability. If any provision of this Amended Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Amended Agreement which can be given effect without the invalid or unenforceable provision or application.
12.6 Jurisdiction; Arbitration. The laws of the State of Louisiana shall govern the interpretation, validity and effect of this Amended Agreement without regard to the place of execution or the place for performance thereof. Any controversy or claim arising out of or relating to this Amended Agreement, or the breach thereof, shall be settled by arbitration located in Houston, Texas administered by the American Arbitration Association in accordance with its applicable arbitration rules, and the judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, which judgment shall be binding upon the parties hereto.
12.7 Injunctive Relief. The Company, PELLC and the Employee agree that a breach of any term of this Amended Agreement by the Employee would cause irreparable damage to the Company and PELLC and that, in the event of such breach, the Company and PELLC shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee’s duties or responsibilities hereunder.

13. Code Section 409A. This Amended Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.
14. No Guarantee of Tax Consequences. None of the Company, its Affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Employee with respect to any payments or benefits provided under this Amended Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.
[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amended Agreement as of the date first written above.

PETROQUEST ENERGY, INC.
By:	/s/ Charles T. Goodson
Charles T. Goodson
President and Chief Executive Officer

PETROQUEST ENERGY, L.L.C.
By:	/s/ Charles T. Goodson
Charles T. Goodson
Chief Executive Officer

EMPLOYEE:
/s/ Mark K. Stover
Mark K. Stover

Exhibit A
1.	WD 24/27 Newfield

2.	SS 99/100/108 Area Chevron

3.	Galveston 192 Exxon

4.	Sabine Canal AMI Spero/ Kilrush

5.	WC 401/415

6.	GI 2/3/9 Newfield AMI

7.	VR16 Harvest AMI

8.	VR 159/160 McMoran

9.	VR 287

10.	MP 118 Hunt Petroleum AMI

11.	EI 30/31

12.	EI 164